Exhibit 8.1

Direct Dial: 804.420.6000

December 6, 2016

Bay Banks of Virginia, Inc.

100 S. Main Street

P.O. Box 1869

Kilmarnock, Virginia 22482-1869

Re:	Federal Income Tax Opinion Issued to Bay Banks of Virginia, Inc. in Connection with the Merger of Virginia BanCorp, Inc. with and into Bay Banks of Virginia, Inc.

Ladies and Gentlemen:

You have requested our opinion with respect to the qualification of the proposed merger (the “Merger”) of Virginia BanCorp Inc., a Virginia banking corporation (“Virginia BanCorp”), with and into Bay Banks of Virginia, Inc., a Virginia banking corporation (“Bay Banks”), with Bay Banks surviving, pursuant to the terms of that certain Agreement and Plan of Merger, dated as of November 2, 2016, between Virginia BanCorp and Bay Banks (the “Agreement”) as a reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”). All capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Agreement.

FACTS:

In connection with the opinions rendered below, we have reviewed and relied upon (i) the Agreement; (ii) the Proxy Statement of Virginia BanCorp and Bay Banks contained in the Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “Registration Statement”); and (iii) such other documents as we have deemed necessary or appropriate for purposes of this opinion letter (the documents referred to in (i), (ii), and (iii) above, collectively, are referred to as the “Merger Documents”). With respect to various factual matters material to our opinions, we have relied upon the factual representations set forth in the Merger Documents and in certificates of Virginia BanCorp and Bay Banks (the “Certificates”). We have assumed the correctness of the factual matters contained in the Merger Documents and such certificates and have made no independent investigation for the purpose of confirming that such factual matters are correct.

We have assumed that: (i) all signatures on all documents submitted to us are genuine, that

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Bay Banks of Virginia, Inc.

December 6, 2016

all documents submitted to us as originals are authentic, that all documents submitted to us as copies conform to the originals thereof, that all information submitted to us is accurate and complete, and that all persons executing and delivering originals or copies of documents examined by us are competent to execute and deliver such documents; (ii) the Merger and the other transactions specified in the Agreement will be consummated as contemplated in the Agreement, without waiver of any material provision thereof; (iii) the Merger will be reported by Virginia BanCorp and Bay Banks on their respective income tax returns in a manner consistent with the opinions set forth below; and (iv) the Certificates are true and accurate in all material respects as of the Effective Time of the Merger. If any of such assumptions is untrue for any reason or if the Merger and the other transactions specified in the Agreement are not consummated in accordance with the provisions of the Agreement and as described in the Registration Statement, our opinions set forth below may be adversely affected and may not be relied on.

OPINION:

Based solely upon the documents and assumptions set forth above and conditioned upon the initial and continuing accuracy of the factual representations set forth in the Certificates as of the date hereof and as of the Effective Time of the Merger, and subject to the assumptions, limitations and qualifications set forth herein and in the Registration Statement,

1.    It is the opinion of Williams Mullen that for U.S. federal income tax purposes, the Merger will be a reorganization qualifying under the provisions of Section 368 of the Code; and

2.    The discussion contained in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences of the Merger,” insofar as it presents legal conclusions with respect to matters of United States federal income tax law, accurately sets forth the material United States federal income tax consequences of the Merger and constitutes the opinion of Williams Mullen.

In rendering our opinions, we have considered the applicable provisions of the Code and its legislative history, the Treasury Regulations promulgated thereunder, judicial decisions, and current administrative rulings and practices of the Internal Revenue Service, all as in effect on the date of this letter. These authorities may be amended or revoked at any time. Any such changes may or may not be retroactive with respect to transactions entered into or contemplated prior to the effective date thereof and could significantly alter the conclusions reached in this letter. There is no assurance that legislative, judicial, or administrative changes will not occur in the future. We assume no obligation to update or modify this letter to reflect any changes in law or regulation or other developments that may occur after the date of this letter. Our opinions are limited to the matters expressly stated. No opinion is implied or may be inferred beyond such matters.

Bay Banks of Virginia, Inc.

December 6, 2016

An opinion of counsel is not binding upon the Internal Revenue Service or the courts. There can be no assurance that the Internal Revenue Service will agree with the opinions set forth herein or that, if challenged by the Internal Revenue Service, such opinions will be sustained by the court. No ruling has been or will be sought from the Internal Revenue Service as to the federal tax consequences of the Merger.

This opinion letter is issued to Bay Banks in satisfaction of Section 8.02(c) of the Agreement. This opinion letter may be filed as an exhibit to the Registration Statement, and we consent to the reference to our firm under the captions “Material U.S. Federal Income Tax Consequences of the Merger” and “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder. Without our prior written consent, this opinion letter may not otherwise be distributed or relied upon by any other person, filed with any other government agency or quoted in any other document.

/s/ WILLIAMS MULLEN